As filed with the Securities and Exchange Commission on September 27, 2012

Registration No. 333-148072

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NETWORK ENGINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3064173
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

25 Dan Road

Canton, Massachusetts 02021-2817

(781) 332-1000

(Address of Principal Executive Offices, Including Zip Code)

2000 Employee Stock Purchase Plan, as amended

1999 Stock Incentive Plan, as amended

(Full Title of the Plan)

Douglas G. Bryant

Chief Financial Officer, Treasurer and Secretary

Network Engines, Inc.

25 Dan Road

Canton, MA 02021-2817

(781) 332-1000

(Name, Address, and Telephone Number, including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement filed on Form S-8 (Registration No. 333-148072) (the “Registration Statement”) filed with the Securities and Exchange Commission on December 14, 2007.

On September 18, 2012, pursuant to the Agreement and Plan of Merger, dated as of June 18, 2012, by and among Network Engines, Inc., a Delaware corporation (the “Company”), UNICOM Systems, Inc., a California corporation (“Parent”), and UNICOM SUB TWO, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent. Pursuant to the terms of the Merger Agreement, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares held in the treasury of the Company and shares owned by Parent, Merger Sub, or any subsidiary of Parent or the Company and (ii) shares in respect of which dissenter’s rights are properly exercised under Section 262 of  the Delaware General Corporation Law) was converted into the right to receive $1.45 per share, without interest.

As a result of the Merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canton, State of Massachusetts, on this September 27, 2012.

Network Engines, Inc.

By:	/s/ Douglas G. Bryant
Douglas G. Bryant